Exhibit 99.1

M&T Bank Corporation Elects Calvin G. Butler, Jr. to Board of Directors

Buffalo, N.Y., June 16, 2020 – M&T Bank Corporation (NYSE: MTB) (“M&T”) announced today the election of Calvin G. Butler, Jr., Chief Executive Officer of Exelon Utilities, to its Board of Directors, effective June 16, 2020. Mr. Butler was also elected to the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

A resident of Baltimore, Md., Mr. Butler Jr. is a senior executive vice president of Exelon Corporation (NASDAQ: EXC) (“Exelon”) and Chief Executive Officer of Exelon Utilities. He oversees Exelon Utilities’ six local electric and natural gas companies, which together form the nation’s largest utility company by customer count, serving approximately 10 million electric and gas customers in New Jersey, Maryland, Illinois, Delaware, Pennsylvania and the District of Columbia, respectively. He previously served as Chief Executive Officer of Baltimore Gas and Electric Company (“BGE”), an Exelon company, from 2014 to 2019.

“Calvin Butler is a transformational and inspirational business and community leader, and his election to the M&T board comes at an important time for our company, our customers and our colleagues,” said René F. Jones, M&T’s Chairman and CEO. “He will add to the voices and views in our boardroom and throughout our company as we continue to support inclusive and equitable opportunities in Baltimore and communities across our footprint.”

“I am honored to join M&T’s board of directors and foster their work delivering exceptional financial and operational performance,” said Mr. Butler. “My personal commitments align with their efforts to be a strong corporate citizen and strengthen the communities in which they operate. I am energized to join this impressive team for the work ahead.”

Mr. Butler joined Exelon in 2008 as Vice President of External Affairs and Large Customer Services for ComEd, an Exelon company and the largest electric utility in Illinois. He also held Senior Vice President positions in Human Resources and Corporate Affairs for Exelon before joining BGE in 2013 as the Baltimore utility company’s Senior Vice President of Regulatory and External Affairs.

Mr. Butler serves as board chair of the Gridwise Alliance, an advocacy organization promoting modernization and innovation for the nation’s electrical grid, and on the Board of Directors for RLI Corporation, serving as a member of its audit and nominations/governance committees.

Mr. Butler serves on the boards of several prominent Baltimore-based organizations including the Baltimore Community Foundation, University of Maryland School of Medicine’s Board of Visitors, Greater Baltimore Committee, Cal Ripken, Sr. Foundation, the Center Club and Caves Valley Golf Club. He is immediate past board chair of his alma mater, Bradley University. In addition, Mr. Butler serves on the board of the Institute of International Education, a not-for-profit organization focused on advancing scholarship, promoting access to education, and building economies; and the Library of Congress’ James Madison Council.

He has been recognized by several organizations for his leadership and community commitment. In 2020, he was named among Black Enterprise Magazine’s “Most Influential Black Executives in Corporate America.” In 2017, he was named among Black Enterprise Magazine’s “300 Most Powerful Executives in Corporate America,” and “Industrialist of the Year” by the Baltimore Museum of Industry. Three times The Daily Record named Mr. Butler one of Maryland’s “Most Admired CEOs” and one of its top 35 Influential Marylanders, while Baltimore Magazine named him as one of its “Top Ten Baltimoreans.”

Mr. Butler earned a bachelor’s degree from Bradley University and a Juris Doctor degree from Washington University School of Law.

About M&T Bank

M&T Bank Corporation is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

© 2020 M&T Bank. Member FDIC.

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Investor Contact:

Donald J. MacLeod

(716) 842 5138

dmacleod@mtb.com

Media Contact:

David Lanzillo

716-842-5139

dlanzillo@mtb.com